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                                  UNITED STATES                     OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                                  IMAGICTV INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                     45247E
                                 (CUSIP number)
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                                NOVEMBER 21, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)


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                                  SCHEDULE 13G
CUSIP NO.  45247E
-----------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1
      Alcatel
      (SS or IRS Identification No. not applicable)
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) [ ]
 2                                                             (B) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                         5
        NUMBER OF             3,986,857
         SHARES          -------------------------------------------------------
      BENEFICIALLY            SHARED VOTING POWER
         OWNED BY        6
           EACH               None
        REPORTING        -------------------------------------------------------
          PERSON              SOLE DISPOSITIVE POWER
           WITH          7
                              3,986,857
                         -------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                         8
                              None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      3,986,857
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [ ]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      16.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
--------------------------------------------------------------------------------

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ITEM 1.

     (a)  Name of Issuer: ImagicTV Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          One Brunswick Square
          14th Floor
          P.O. Box 303
          St. John, New Brunswick
          Canada E2L 3Y2
ITEM 2.

     (a)  Name of Person Filing: Alcatel

     (b)  Address of Principal Business or, if None, Residence:

          54, Rue de La Boetie
          75008 Paris
          France

     (c)  Citizenship: France

     (d)  Class of Securities: Common Stock

     (e)  CUSIP Number: 45247E


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable

     (a)      [ ]   Broker or dealer registered under Section 15 of the Act;

     (b)      [ ]   Bank as defined in Section 3(a)(6) of the Act;

     (c)      [ ]   Insurance company as defined in Section 3(a)(19) of the Act;

     (d)      [ ]   Investment company registered under Section 8 of the
                    Investment Company Act of 1940;

     (e)      [ ]   An Investment advisor registered in accordance with Section
                    240.13d-1(b)(1)(ii)(E);

     (f)      [ ]   An employee benefit plan or endowment fund in accordance
                    with Section 240.13d-1(b)(1)(ii)(F);



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     (g)      [ ]   A parent holding company or control person, in accordance
                    with Section 240.13d-1(b)(1)(ii)(G);

     (h)      [ ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

     (i)      [ ]   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940;

     (j)      [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4. OWNERSHIP

     (a)  Amount Beneficially Owned: 3,986,857

     (b)  Percent of Class: 16.2%

     (c)  Number of shares as to which the person has:
          (i)  Sole power to vote or to direct the vote: 3,986,857
          (ii) Shared power to vote or to direct the vote: -0-
          (iii) Sole power to dispose or to direct the disposition of: 3,986,857
          (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Alcatel Canada Inc. is a subsidiary of Alcatel and is the stockholder of the security being reported on by the Parent Holding Company.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP
          Not applicable

ITEM 10.  CERTIFICATION
          Not applicable






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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.






Date:    February 14, 2001



                                            ALCATEL

                                            By: /s/ Pascal Durand-Barthez
                                                ---------------------------
                                            Name: Pascal Durand-Barthez
                                            ---------------------------
                                            Title: General Counsel




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